Exhibit 99.1

              Pediatrix Provides Update on Stock Option
                 Review, Expects to Delay 10-K Filing


    FORT LAUDERDALE, FLa.--(BUSINESS WIRE)--Feb. 28, 2007--Pediatrix Medical Group, Inc. (NYSE:PDX) today announced an update of its previously disclosed review of historical stock option practices that is being conducted by the Audit Committee of its Board of Directors.

    Following a review of draft findings related to the Company's stock option practices, Pediatrix's management has concluded, and the Audit Committee has agreed, that Pediatrix will need to restate its historical financial statements. The Company has concluded that it is appropriate to restate due to documented instances of intentional backdating by a former executive officer of Pediatrix that occurred in the granting of stock options prior to 2001.

    The restatement is expected to include charges relating to these instances of backdating in periods prior to 2001 and misdating in those and subsequent periods of certain other option grants as a result of process deficiencies. The Company has not determined the amount of such charges, including non-cash compensation expense and the resulting tax and accounting impact, or which periods may require restatement. Based on its analysis to date, however, the Company believes that total additional non-cash compensation expense will not exceed the previously announced tentative calculation of $28 million on a pre-tax basis for the 1995 through 2006 period.

    Separately, Pediatrix announced that its Board of Directors has approved the Company's participation in an Internal Revenue Service program to pay certain individual tax obligations for employees, other than executive officers, who exercised certain stock options during 2006. The program will cover non-executive officer employees who are subject to adverse income tax consequences, including any interest and penalties that result from a determination by the Audit Committee that their options had been issued at exercise prices that are lower than revised prices.

    Additionally, the Board of Directors indicated that following the conclusion of the Audit Committee review it intends to implement a separate program that would increase the exercise prices on stock option grants that remain outstanding and have revised measurement dates in order to protect employees from any adverse tax consequences. It is expected that this program and the Company's participation in the IRS program as well as payments to eligible employees in connection with these programs, including make-whole payments as compensation for the increased option prices and tax gross-ups, will result in a pre-tax charge of not more than $7 million.

    Pediatrix is also filing a Form 8-K stating that the Company's financial statements and earnings releases and similar financial communications relating to fiscal periods from January 1, 1995, through March 31, 2006, should no longer be relied upon.

    As a result of the ongoing review of the Company's stock option practices, Pediatrix will delay the filing of its Annual Report on Form 10-K for the year ended December 31, 2006. The Audit Committee, the Company and its independent public accountants are working to complete the review and its financial impact as soon as possible.

    About Pediatrix

    Pediatrix Medical Group, Inc. is the nation's leading provider of newborn, maternal-fetal and pediatric physician subspecialty services. Pediatrix physicians and advanced nurse practitioners are reshaping the delivery of maternal-fetal and newborn care by identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Founded in 1979, its neonatal physicians provide services at more than 240 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 900 physicians in 32 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at www.pediatrix.com.

    Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors". Additional factors include, but are not limited to, uncertainties related to: the time needed to complete the Audit Committee's inquiry into historic stock option grant practices; the pending restatement of Pediatrix's financial statements; the financial reporting impact of improperly dated stock options; the tax effects of improperly dated stock options; the potential discovery of accounting errors or other adverse facts and possible litigation or regulatory action resulting from the SEC's informal investigation or the U.S. Attorney's investigation of Pediatrix's stock option granting practices.


    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Bob Kneeley, Director, Investor Relations,
             954-384-0175, x-5300
             bob_kneeley@pediatrix.com